UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 11, 2013

CHINA BAK BATTERY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32898	86-0442833
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

BAK Industrial Park, No. 1 BAK Street
Kuichong Town, Longgang District
Shenzhen, 518119
People’s Republic of China
(Address, including zip code, of principal executive offices)

(86-755) 6188-6818, ext 6856
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 11, 2013, China BAK Battery, Inc. (the “Company”) received a notification letter, dated October 11, 2013, from the Listing Qualifications Department of The NASDAQ Stock Market indicating that, due to the resignation of Jonathan Christopher Paugh (“Mr. Paugh”) as a member of the board of directors of the Company and as a member of the board’s audit committee, the Company no longer complies with Nasdaq’s independent director and audit committee requirements as set forth in Nasdaq Listing Rule 5605.

The notification letter states that, ordinarily, consistent with Nasdaq Listing Rules 5605(b)(1)(A) and 5605(c)(4), Nasdaq would provide the Company a cure period to regain compliance, the expiration of which would be the date of the Company’s next annual meeting, but in no event be sooner than 180 days or later than one year from the date of the event that caused non-compliance. However, given the Company’s compliance history, including frequent resignations of independent directors from its board of directors, staff has elected to exercise its discretionary authority under Listing Rule 5101 to expedite the compliance process. As a result, the Company was provided a cure period to regain compliance until January 2, 2014.

As previously disclosed, the Company is actively seeking a new independent director to fill the vacancies created by Mr. Paugh’s resignation and intends to regain compliance with Nasdaq Listing Rule 5605 as soon as practicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA BAK BATTERY, INC.

Date: October 15, 2013	By:	/s/ Xiangqian Li
Xiangqian Li
Chief Executive Officer